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                                                                      Exhibit 11


                          HARRAH'S ENTERTAINMENT, INC.
                       COMPUTATIONS OF PER SHARE EARNINGS

                                       Second Quarter Ended               Six Months Ended
                                      June 30,       June 30,       June 30,       June 30,
                                         1998           1997           1998           1997
                                 ------------   ------------   ------------   ------------
Income before extraordinary loss $ 37,019,000   $ 25,373,000   $ 61,922,000   $ 42,484,000
Extraordinary loss, net          (16,613,000)     (8,134,000)   (18,280,000)    (8,134,000)
                                 ------------   ------------   ------------   ------------
Net income                       $ 20,406,000   $ 17,239,000   $ 43,642,000   $ 34,350,000
                                 ============   ============   ============   ============
BASIC EARNINGS PER SHARE
Weighted average number of
  common shares outstanding       100,206,703    100,549,789    100,167,488    101,125,128
                                 ============   ============   ============   ============
BASIC EARNINGS PER COMMON SHARE
    Income before extraordinary
      loss                       $       0.37   $       0.25   $       0.62   $       0.42
    Extraordinary loss, net             (0.17)         (0.08)         (0.18)         (0.08)
                                 ------------   ------------   ------------   ------------

        Net Income               $       0.20   $       0.17   $       0.44   $       0.34
                                 ============   ============   ============   ============
DILUTED EARNINGS PER SHARE
Weighted average number of
  common shares outstanding       100,206,703    100,549,789    100,167,488    101,125,128
    Additional shares based on
      average market price for
      period applicable to:
        Restricted stock              280,648         19,902        256,294            964
        Stock options               1,248,649        452,258      1,056,030        476,844
                                 ------------   ------------   ------------   ------------
Average number of common and
  common equivalent shares
  outstanding                     101,736,000    101,021,949    101,479,812    101,602,936
                                 ============   ============   ============   ============

DILUTED EARNINGS PER COMMON AND
  COMMON EQUIVALENT SHARES
    Income before extraordinary
      loss                       $       0.36   $       0.25   $       0.61   $       0.42
    Extraordinary loss, net             (0.16)         (0.08)         (0.18)         (0.08)
                                 ------------   ------------   ------------   ------------
    Net income                   $       0.20   $       0.17   $       0.43   $       0.34
                                 ============   ============   ============   ============